Exhibit 99.1

NEWS RELEASE

For more information contact:

MEDIA CONTACT:	INVESTOR CONTACT:
Bob Nelson	Rick Muscha
Lattice Semiconductor Corporation	Lattice Semiconductor Corporation
408-826-6339	408-826-6000
Bob.Nelson@latticesemi.com	Rick.Muscha@latticesemi.com

LATTICE SEMICONDUCTOR DETAILS ACCELERATED GROWTH STRATEGY

AND LONG-TERM MODEL AT 2021 INVESTOR DAY

HILLSBORO, OR - May 11, 2021 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the low power programmable leader, today detailed its leadership in growth markets, industry leading product portfolio, doubling of its addressable market, and raising of its financial targets at its 2021 Investor Day.  A webcast replay of the event and copies of the presentation are available on the Investor Relations section of www.LatticeSemi.com.

Jim Anderson, president and CEO, said, “Over the past 3 years, we have rebuilt the foundation of the Company.  We have tripled Lattice’s new product introduction cadence and deepened our customer engagements.  We have driven growth in our core strategic markets, expanded gross margin and achieved record operating profitability. As we look to the future, we believe Lattice is entering a new phase of growth.  This will be led by the Lattice Nexus portfolio, which started ramping at the end of last year, with a further acceleration in the years to come from the Lattice Avant™ platform, our innovative new mid-range FPGA platform targeted to launch in the second half of next year. We expect to unlock additional value for the Company and shareholders, as we continue to execute to our strategy and deliver on our commitments.”

Additional 2021 Lattice Investor Day Presentation Highlights:

•	Steve Douglass, Corporate Vice President, R&D, highlighted the rebuilt product portfolio that puts Lattice in an industry leading position, with its new Nexus-based products and application-specific software solution stacks. Steve also summarized Lattice's new FPGA roadmap featuring the innovative Avant platform, which will significantly expand Lattice’s product capabilities and allow it to address new applications in the mid-range FPGA market.
•	Esam Elashmawi, Chief Strategy and Marketing Officer, detailed the doubling of Lattice’s addressable market, with its SAM expanding to $6 billion with the introduction of Lattice Avant. He provided details on ongoing and longer-term growth areas for the Company, including data center servers, client computing, 5G wireless infrastructure, industrial robotics, automotive electronics and consumer markets. He also talked about today’s launch of Lattice’s latest application specific solution stack, Lattice Automate™.
•	Sherri Luther, CFO, recapped the strong financial results of the Company, with growth in its core strategic markets, and significant expansion in gross margin and EPS over the last 2 years. She outlined the Company’s new financial model, which includes higher gross margin and operating income targets.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include, but are not limited to, statements relating to: our belief that Lattice is entering a new phase of growth; that this will be led by the Lattice Nexus portfolio with a further acceleration in the years to come from the Lattice Avant™ platform; our expectation that we will unlock additional value for the Company and shareholders; that we will we continue to execute to our strategy and deliver on our commitments; that our Avant platform will significantly expand Lattice’s product capabilities and allow it to address new applications in the mid-range FPGA market; and that we will double the Company’s addressable market. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Estimates of future revenue are inherently uncertain due to such factors such as global economic conditions which may affect customer demand, pricing pressures, competitive actions, and international trade disputes and sanctions. In addition, the COVID-19 pandemic has negatively impacted the overall economy and, as a result of the foregoing, may negatively impact our operating results for future periods. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, and the actual amount of compensation charges due to stock price changes. Actual results may differ materially from our expectations and are subject to risks and uncertainties that relate more broadly to our overall business, including those risks more fully described in Lattice’s filings with the SEC including its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, and Lattice’s quarterly reports filed on Form 10-Q. COVID-19 may increase or change the severity of our other risks reported in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021. Lattice believes these and other risks and uncertainties could cause actual results to differ materially from the forward-looking statements. You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the low power programmable leader. We solve customer problems across the network, from the Edge to the Cloud, in the growing communications, computing, industrial, automotive, and consumer markets. Our technology, long-standing relationships, and commitment to world-class support let our customers quickly and easily unleash their innovation to create a smart, secure, and connected world.

For more information about Lattice, please visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, YouTube, WeChat, Weibo or Youku.

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